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                                   EXHIBIT 12

                              THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)
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
                                       Six Months Ended                                 Year Ended
                                           June 30,                                    December 31,
                               -------------------------------    ----------------------------------------------------
                                    1996              1995            1995               1994                1993
                               ------------      -------------    ------------       -------------      --------------
Net income before income
 taxes                         $     89,300      $      74,876    $    157,240       $     123,771      $      66,422
Add fixed charges:
 Interest expense                   196,300            174,721         366,822             222,200            123,853
 One-third rentals                    1,217              1,147           2,478               2,041              1,387
                               ------------      -------------    ------------       -------------      -------------
   Total fixed charges              197,517            175,868         369,300             224,241            125,240
                               ------------      -------------    ------------       -------------      -------------
Net income as adjusted         $    286,817      $     250,744    $    526,540       $     348,012      $     191,662
                               ------------      -------------    ------------       -------------      -------------
Ratio of income to fixed
 charges                               1.45               1.43            1.43                1.55               1.53
                               ============      =============    ============       =============      =============
Preferred stock dividends
 on a pre-tax basis            $          0      $           0    $          0       $           0      $       2,139
   Total combined fixed
    charges and preferred
    stock dividends            $    197,517      $     175,868    $    369,300       $     224,241      $     127,379
Ratio of income to combined    ------------      -------------    ------------       -------------      -------------
 fixed charges and preferred
 stock dividends                       1.45               1.43            1.43                1.55               1.50
                               ============      =============    ============       =============      =============
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